Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

The following table shows unaudited pro forma condensed combined financial statements about the financial condition and results of operations, including per share data, after giving effect to the acquisition of certain mortgage operation assets of Flagstar Bank, N.A. (“Flagstar”) by Mr. Cooper Group. Inc. (“Mr. Cooper) (the “Flagstar Acquisition”). The unaudited pro forma condensed combined financial statements reflects the Flagstar Acquisition as an asset acquisition by Mr. Cooper with the purchase price allocated to the acquired net assets on a relative fair value basis as of the date the Flagstar Acquisition is completed.

The unaudited pro forma condensed combined balance sheet gives effect to the Flagstar Acquisition as if the transactions had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the transactions as if the transactions had become effective on January 1, 2023. The unaudited selected pro forma condensed combined financial statements have been derived from and should be read in conjunction with the consolidated financial statements and related notes of Mr. Cooper, which were included in Mr. Cooper’s Annual Report on Form 10-K for the year ended December 31, 2023 and Mr. Cooper’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, and the abbreviated financial statements and related notes of Flagstar, which were included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not indicate the financial results of the combined business had the assets acquired and liabilities assumed actually been combined at the beginning of the period presented, nor the impact of possible business model changes.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

(millions of dollars)

	Mr. Cooper Historical	Flagstar Historical	Pro Forma Adjustments	Ref (Note 3)	Combined Pro Forma
ASSETS:
Cash and cash equivalent	$733	$-	$(108)	(a)(f)	$625
Restricted cash	186	-	-		186
Mortgage servicing rights at fair value	10,035	1,105	64	(b)	11,204
Advance and other receivables, net	940	59	(18)	(b)	981
Mortgage loans held for sale	1,962	-	-		1,962
Property and equipment, net	58	-	-		58
Intangible assets	23	-	105	(c)	128
Deferred tax assets, net	315	-	22	(e)	337
Other assets	1,934	465	(464)	(b)(d)	1,935
Total assets	$16,186	$1,629	$(399)		$17,416

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Unsecured senior notes, net	$4,885	$-	$-		$4,885
Advance, warehouse and MSR facilities, net	4,379	-	1,150	(f)	5,529
Payables and accrued liabilities	1,841	470	(412)	(b)(d)	1,899
MSR related liabilities - nonrecourse at fair value	443	-	-		443
Total liabilities	11,548	470	738		12,756

Stockholders’ equity:
Common stock	1	-	-		1
Additional paid-in-capital	1,068	-	-		1,068
Retained earnings	4,767	-	22	(e)	4,789
Treasury shares	(1,198)	-	-		(1,198)
Total stockholders’ equity	4,638	-	22		4,660
Total liabilities and stockholders’ equity	$16,186	$470	$760		$17,416

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2024

(millions of dollars, except for per share data)

	Mr. Cooper Historical	Flagstar Historical	Pro Forma Adjustments	Ref (Note 3)	Combined Pro Forma
Revenues
Service related, net	$1,251	$251	$(4)	(g)	$1,498
Net gain on mortgage loans held for sale	320	45	-		365
Total revenues	1,571	296	(4)		1,863

Expenses
Salaries, wages and benefits	509	55	-		564
General and administrative	443	78	15	(c)	536
Total expenses	952	133	15		1,100

Other income (expense), net:
Interest income	574	-	-	(h)	574
Interest expense	(556)	(124)	(67)	(i)	(747)
Other income	(16)	-	-		(16)
Total other income (expense), net	2	(124)	(67)		(189)

Income before income tax expense	621	39	(86)		574
Less: Income tax expense	156	-	(22)	(e)	134
Net income	$465	$39	$(64)		$440

Earnings per share
Basic	$7.21				$6.82
Diluted	$7.06				$6.68

Weighted average shares of common stock outstanding (in thousands):
Basic	64,503				64,503
Diluted	65,859				65,859

See accompanying Notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2023

(millions of dollars, except for per share data)

	Mr. Cooper Historical	Flagstar Historical	Pro Forma Adjustments	Ref (Note 3)	Combined Pro Forma
Revenues
Service related, net	$1,440	$370	$(7)	(g)	$1,803
Net gain on mortgage loans held for sale	354	64	-		418
Total revenues	1,794	434	(7)		2,221

Expenses
Salaries, wages and benefits	634	72	-		706
General and administrative	538	111	26	(c)	675
Total expenses	1,172	183	26		1,381

Other income (expense), net:
Interest income	528	-	-	(h)	528
Interest expense	(537)	(168)	(89)	(i)	(794)
Other income	41	-	-		41
Total other income (expense), net	32	(168)	(89)		(225)

Income before income tax expense	654	83	(122)		615
Less: Income tax expense	154	-	(31)	(e)	123
Net income	$500	$83	$(91)		$492

Earnings per share
Basic	$7.46				$7.34
Diluted	$7.30				$7.18

Weighted average shares of common stock outstanding (in thousands):
Basic	67,070				67,070
Diluted	68,549				68,549

See accompanying Notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the Flagstar Acquisition as if the transaction had occurred as of September 30, 2024. The unaudited pro forma condensed combined statement of operations has been prepared to give effect to the Flagstar Acquisition as if the transaction had occurred as of January 1, 2023.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position had the Flagstar Acquisition been consummated during the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information of Flagstar have been reclassified in the pro forma adjustment column to conform to the current presentation.

Note 2 - Flagstar Acquisition

On July 24, 2024, Mr. Cooper entered into an asset purchase agreement (the “Asset Purchase Agreement”) and an Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights (the “MSR Purchase Agreement”) with Flagstar Bank, N.A. (collectively, “the Flagstar Acquisition”). Per the Asset Purchase Agreement, Mr. Cooper will purchase and assume from Flagstar, certain assets and related liabilities related to Flagstar’s mortgage servicing and third-party origination operations. Per the MSR Purchase Agreement, Flagstar has agreed to sell, and Mr. Cooper has agreed to purchase, certain MSRs held by Flagstar. The Flagstar Acquisition closed in the fourth quarter of 2024 for a total consideration of approximately $1.3 billion in cash, funded through available cash and drawdowns of existing MSR lines. The acquired assets primarily consist of approximately $1.2 billion of MSRs and related advances, and $101 million of customer relationship intangibles associated with subservicing contracts. Mr. Cooper accounted for the two transactions as one asset acquisition in accordance with Accounting Standard Codification Topic 805, Business Combinations, whereby the total purchase price was allocated to acquired net assets based on their relative fair values. Additionally, costs directly related to the Flagstar Acquisition were capitalized as a component of the purchase price.

The purchase price and the cost allocated to the assets acquired by Mr. Cooper are as follows (amounts in millions):

Pro Forma Total Purchase Price:
Cash payment for asset acquisition	$1,256
Asset acquisition holdback payable	54
Direct acquisition-related cost	2
Pro forma total purchase price	$1,312

Cost allocated to assets acquired:
Mortgage servicing rights	$1,169
Advances	41
Other assets	1
Assets acquired	1,211

Payables and accrued liabilities	4
Liabilities assumed	4

Total net tangible assets acquired	$1,207
Intangible assets acquired:
Customer relationships	$101
Acquired workforce	4
Total intangible assets acquired	$105

Note 3 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements.

(a) Represents the payment from available cash and cash equivalents of $106 million to fund the purchase price for the Flagstar Acquisition. In addition, total cash of $2 million was used to pay transaction costs associated with the Flagstar Acquisition, including legal and advisory fees.

(b) Represents adjustments due to changes in the underlying account balances as well as allocating the costs based on relative estimated fair value. The majority of adjustments are related to mortgage servicing rights. Fair value for these were assessed based on the following:

1.	Mortgage servicing rights - Fair value was estimated using our internal estimation process that combines the use of a discounted cash flow model and analysis of current market data. The discounted cash flow model is driven by loan level data and key assumptions, including mortgage prepayment speeds, option adjusted spread, and costs to service. In addition, the pro forma adjustment accounts for changes in the underlying loan balance activity in the normal course of business between pro forma balance sheet date and the acquisition date.

2.	Advance and other receivables - Acquired advances and other receivables are substantially all related to escrow and corporate, which are contractual receivables related to advances made by the servicer in connection with servicing the mortgage loan. Due to the contractual nature of these receivables, the fair value of these advances and other receivables approximate carrying value. In addition, the pro forma adjustment accounted for the advances and other receivables that were not acquired by Mr. Cooper as well as changes in account balances in the normal course of business between pro forma balance sheet date and the acquisition date.

(c) Reflects recognition of the estimated fair value of identifiable intangible assets attributable to the Flagstar Acquisition. See Note 2, Flagstar Acquisition, for further discussion. The identifiable intangible assets consist of and result in the following pro forma adjustment (amounts in millions):

($ in millions)	Fair Value	Amortization Expense in the Nine Months Ended September 30, 2024	Amortization Expense in the Year Ended December 31, 2023	Average Estimated Useful Life (Years)
Customer relationships (1)	$101	$14	$25	5
Acquired workforce(2)	4	1	1	3
	$105	$15	$26

(1)	The estimated fair value for customer relationships was measured using the discounted cash flow method.
(2)	The estimated fair value for acquired workforce was measured using the replacement cost method.

(d) Flagstar originated and serviced government guaranteed loans which are pooled and sold as Ginnie Mae mortgage-back securities (“MBS”). Pursuant to Ginnie Mae servicing guidelines, Flagstar has the unilateral right to repurchase loans securitized in Ginnie Mae pools that are due, but unpaid, for three consecutive months for loans it has sold to Ginnie Mae. As a result, once the delinquency criteria have been met, and regardless of whether the repurchase option has been exercised, Flagstar accounts for the loans as if they had been repurchased. The pro forma adjustment represents adjustment of $465 million to properly derecognize loans subject to repurchase from Ginnie Mae previously recorded by Flagstar since Mr. Cooper is not the issuer of the related MBS, and therefore not subject to the Ginnie Mae repurchase provision.

(e) Represents the income tax effects of the pro forma adjustments in connection with the Flagstar Acquisition.

(f) Represents $1,150 million drawdowns on existing MSR lines to fund the Flagstar Acquisition.

(g) Represents removal of intercompany service fees charged to other non-mortgage units of Flagstar Bank, N.A.. Mr. Cooper did not acquire those non-mortgage units, and does not expect to continue to earn such service fees from them following the completion of the Flagstar Acquisition.

(h) Pro forma adjustment does not include interest income earned on acquired custodial deposits as the amount is not reasonably quantifiable.

(i) Represents interest expense for the drawdowns on existing MSR lines to fund the Flagstar Acquisition. The interest rate is based on SOFR rate as of the date the Flagstar Acquisition is completed, plus the margins specified in the borrowing agreements. A 1/8 of a percentage point increase or decrease in the interest rate would result in a change in interest expense of approximately $1.0 million for the nine months ended September 30, 2024 and approximately $1.4 million for the year ended December 31, 2023.